FEE WAIVER AGREEMENT


American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Large Cap Value Fund (the "Fund"), a series of AXP Growth Series, Inc., agrees to accept those waivers and reimbursements, as described below:

     1. Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Fund and AEFC dated December 1, 2002.

          o Administrative Services Agreement between the Fund and AEFC dated April 11, 2002.

          o Transfer Agency Agreement between the Fund and AECSC dated May 1, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

     2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

              ------------------- ------------ ----------- --------- -----------
              Fund                Class A      Class B     Class C   Class Y
              ------------------- ------------ ----------- --------- -----------
              AXP Large Cap       1.25%        1.96%       1.98%     1.02%
              Value
              Fund
              ------------------- ------------ ----------- --------- -----------


     3. Termination. This agreement will terminate on July 31, 2004 unless extended by written agreement of the Fund and AEFC.

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     This agreement is dated as of the 1st day of November, 2003.


     AXP Growth Series, Inc.
         AXP Large Cap Value Fund



         By: /s/  Leslie L. Ogg
             --------------------
                  Leslie L. Ogg
                  Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             ---------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds


     AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/  Bridget Sperl
             -------------------
                  Bridget Sperl
                  Senior Vice President